Exhibit 99.2

BIOLASE Finalizes Purchase of American Dental Laser Assets

SAN CLEMENTE, Calif., May 22 /PRNewswire-FirstCall/ — On May 21, 2003 BIOLASE Technology, Inc. (Nasdaq: BLTI) finalized the purchase of all laser related assets from American Medical Technologies, Inc. The purchase includes a large portfolio of dental laser patents, intellectual property, products, widely recognized current and past names (including American Dental and American Dental Laser), trademarks, inventory, customer lists and sales channels. BIOLASE purchased American Dental Laser assets for 307,500 shares of BIOLASE stock and $1.825 million cash.

Jeffrey W. Jones, BIOLASE CEO and President commented, “We are very pleased to announce the closing of this transaction on schedule. We expect to begin production and sales of the American Dental Laser products within several weeks. This purchase of American Dental Laser assets gives BIOLASE an additional marketing platform to expand its product offering with entry and mid-level dental laser products that have worldwide recognition. We have also acquired all their existing dental laser relationships with universities, institutions and high profile laser educators. BIOLASE now owns and will have access to the largest installed base of dental lasers in the world. This will also increase BIOLASE’s worldwide visibility due to the name recognition and brand loyalty American Dental Laser has built over the last 15 years.”

“The acquisition of American Dental Laser is part of our strategic growth plan for 2003 and beyond. Their installed base of lasers will substantially increase our base of customers and give us a large number of new prospects for our Waterlase and LaserSmile systems. The lower cost DiolaseST will give us an entry level product significantly expanding our prospect base. Additionally, the patents we are acquiring will add depth and breadth to our current patent portfolio, furthering BIOLASE’s leadership position in the expanding dental laser market.”

About BIOLASE

BIOLASE Technology, Inc. ( http://www.biolase.com ) is a medical technology company that manufactures and markets advanced dental, cosmetic, aesthetic and surgical products, including Waterlase Hydrokinetic(TM) surgical cutting systems, LaserSmile(TM) and other advanced laser and non-laser products for the medical market. The Company’s products incorporate patented and patent-pending technologies in the pursuit of painless surgery. BIOLASE is a leading provider of painless hard and soft tissue dental laser technology.

This press release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

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